Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Brilliant Acquisition Corporation on Form S-4 of our report dated March 10, 2023, which includes an explanatory paragraph as to Brilliant Acquisition Corporation’s ability to continue as a going concern, with respect to our audits of the financial statements of Brilliant Acquisition Corporation as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp
New York, NY
July 24, 2023

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com